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                   CERTIFICATE OF DESIGNATIONS, PREFERENCES
              AND RIGHTS OF SERIES B CONVERTIBLE PREFERRED STOCK
                                      OF
                                ENAMELON, INC.

         Enamelon, Inc. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation, as amended, of the Company, and pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company at a meeting duly held, adopted resolutions (i) authorizing a series of the Company's previously authorized preferred stock, par value $0.01 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of Five Hundred (500) shares of Series B Convertible Preferred Stock of the Company, as follows:

                  RESOLVED, that the Company is authorized to issue 500 shares of Series B Convertible Preferred Stock (the "Preferred Shares"), par value $0.01 per share, which shall have the following powers, designations, preferences and other special rights:

         (1) Dividends. The Preferred Shares shall not bear any dividends.

         (2) Holder's Conversion of Preferred Shares. A holder of Preferred Shares shall have the right, at such holder's option, to convert the Preferred Shares into shares of the Company's common stock, $0.001 par value per share (the "Common Stock"), on the following terms and conditions:

         (a) Conversion Right. Subject to the provisions of Section 2(l), at any time or times on or after the Issuance Date (as defined below), any holder of Preferred Shares shall be entitled to convert any whole number of Preferred Shares into fully paid and nonassessable shares (rounded to the nearest whole share in accordance with Section 2(j)) of Common Stock, at the Conversion Rate (as defined below); provided, however, that in no event shall any holder be entitled to convert Preferred Shares in excess of that number of Preferred Shares which, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by the holder and its affiliates to exceed 4.99% of the outstanding shares of the Common Stock following such conversion. For purposes of the foregoing proviso, the aggregate number of shares of Common Stock beneficially owned by the holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which the determination of such proviso is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, nonconverted Preferred Shares

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beneficially owned by the holder and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any warrants or convertible preferred stock) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the holder and its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 2(a), beneficial ownership shall be calculated in accordance with
Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Section, in determining the number of outstanding shares Common Stock a holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company's most recent Form 10-Q or Form 10-K, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of any a holder, the Company shall immediately confirm orally and in writing to any such holder the number of shares Common Stock then outstanding. In any case, the number of outstanding shares Common Stock shall be determined after giving effect to conversions of Preferred Shares by such holder since the date as of which such number of outstanding shares of Common Stock was reported. Sections 2(l) and (m) and Section 13 set forth additional limitations on the Company's obligation to issue shares of Common Stock upon conversion of the Preferred Shares.

         (b) Conversion Rate and Other Definitions. The number of shares of Common Stock issuable upon conversion of each of the Preferred Shares pursuant to Sections (2)(a) and 2(i) shall be determined according to the following formula (the "Conversion Rate"):

                               Conversion Amount
                               -----------------
                               Conversion Price

         For purposes of this Certificate of Designations, the following terms shall have the following meanings:

                  (i) "Additional Amount" means the result of the following formula: (0.06)(N/365)($10,000).

                  (ii) "Base Price" means with respect to any Preferred Shares as of any date of determination (A) prior to February 28, 1999, the Initial
Base Price and (B) on or after February 28, 1999, the February Base Price, subject to adjustment as provided herein.

                  (iii) "Closing Bid Price" means, for any security as of any date, the last closing bid price for such security on the Principal Market as reported by Bloomberg Financial Markets ("Bloomberg"), or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the

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National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of two-thirds (2/3) of the Preferred Shares then outstanding. If the Company and the holders of Preferred Shares are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 2(h)(iii). (All such determinations to be appropriately adjusted for any stock dividend, stock, split or other similar transaction during such period).

                  (iv) "Closing Sale Price" means, for any security as of any date, the last closing trade price for such security on the Principal Market as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the last closing bid price of such security as reported by Bloomberg, or, if no last closing bid price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Sale Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of two-thirds (2/3) of the Preferred Shares. If the Company and the holders of Preferred Shares are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 2(h)(iii). (All such determinations to be appropriately adjusted for any stock dividend, stock, split or other similar transaction during such period);

                  (v) "Conversion Amount" means the sum of (A) the Additional Amount, provided that the Company has not elected to pay the Additional Amount in cash as permitted by Section 2(c), and (B) $10,000.

                  (vi) "Conversion Percentage" means 100%, subject to adjustment as provided herein.

                  (vii) "Conversion Price" means, as of any Conversion Date (as defined below) or other date of determination, the lesser of (X) the Variable Conversion Price and (Y) the Base Price, each in effect as of such date and subject to adjustment as provided herein.

                  (iv) "February Base Price" means 120% of the arithmetic average of the Closing Sale Prices of the Common Stock for the five (5) trading days immediately preceding February 28, 1999, subject to adjustment as provided herein.

                  (viii) "Initial Base Price" means, with respect to any Preferred Shares, 120% of the price which shall be computed as the arithmetic average of the five (5) lowest Closing Sale Prices of the Common Stock during the forty (40) consecutive trading days immediately preceding the Issuance Date.

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                  (ix) "Issuance Date" means the first date on which any
Preferred Shares are issued by the Company.

                  (x) "N" means the number of days from, but excluding, the Issuance Date through and including (1) the Conversion Date for the Preferred Shares for which conversion is being elected, or (2) such other date of determination, as the case may be.

                  (xi)   "Principal Market" means the Nasdaq National Market.

                  (xii) "Registration Rights Agreement" means that certain registration rights agreement between the Company and the initial holders of the Preferred Shares concerning the registration of the resale of the shares of Common Stock issuable upon conversion of the Preferred Shares.

                  (xiii) "Securities Purchase Agreement" means that certain securities purchase agreement between the Company and the initial holders of the Preferred Shares concerning the purchase of Preferred Shares.

                  (xiv) "Variable Conversion Price" means, as of any date of determination, the amount obtained by multiplying the Conversion Percentage in effect as of such date by the price which shall be computed as the arithmetic average of the five lowest Closing Sale Prices of the Common Stock during the 40 consecutive trading days immediately preceding such date of determination.

         (c) Company's Option to Pay Additional Amount in Cash. Upon conversion pursuant to Sections 2(a) or 2(i), the Company shall have the right to elect to pay the Additional Amount in cash, in lieu of conversion to Common Stock. If the Company elects to pay the Additional Amount in cash, such amount shall be paid by check or wire transfer, at the option of the Company, simultaneously with the delivery to the holder of the certificates representing the Common Stock issuable upon conversion in accordance with
Section 2(h). In order to exercise its right to pay any Additional Amount in cash, the Company must advise each holder of Preferred Shares in writing (the "Cash Dividend Notice") that the Additional Amount shall be paid in cash until such time as the Company shall terminate the Cash Dividend Notice by providing at least five business days prior written notice of such termination (the "Termination Notice"). The Cash Dividend Notice shall set forth the effective date of the Cash Dividend Notice, which date shall be at least five business days after the date the Cash Dividend Notice is deemed to have been delivered pursuant to Section 19. The Termination Notice shall be effective on the fifth business day after the date the Termination Notice is deemed to have been delivered pursuant to Section 19 unless a later date shall be specified in the Termination Notice.

         (d) Effect of Failure to Obtain and Maintain Effectiveness of Registration Statement. If the registration statement (the "Registration Statement") covering the resale of the required number of shares of Common Stock issuable upon conversion or exercise of the Preferred Shares and required to be filed by the Company pursuant to the Registration Rights Agreement is not (i) filed by the Scheduled Filing Date (as defined in the Registration Rights Agreement), (ii) declared effective by the Securities and Exchange Commission ("SEC") on or before the Scheduled Effective
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Date (as defined in the Registration Agreement), except where the failure to meet such deadline is the result solely of actions by the holders of Registrable Securities (as defined in the Registration Rights Agreement) or
(iii) if after the Registration Statement has been declared effective by the SEC, sales of all such shares of Common Stock cannot be made pursuant to the Registration Statement (whether because of a failure to keep the Registration Statement effective, to disclose such information as is necessary for sales to be made pursuant to the Registration Statement, to register sufficient shares of Common Stock or otherwise), then, as partial relief for the damages to any holder by reason of any such delay in or reduction of its ability to sell the underlying shares of Common Stock (which remedy shall not be exclusive of any other remedies available at law or in equity), the Conversion Percentage and the Base Price shall be adjusted as follows:

                          (I)  Conversion Percentage. The Conversion Percentage
shall be reduced as follows:

                               (A) The Conversion Percentage in effect at such
time shall be reduced by a number of percentage points equal to the sum of (x) 2 and (y) the product of (i) .067 and (ii) the number of days after the Scheduled Filing Date that the relevant Registration Statement is not filed with the SEC, (which number of days shall not include days for which the sole reason that the relevant Registration Statement was not filed was because of actions by holders of Registrable Securities) (the "Registration Statement Filing Default Days"); and

                               (B) The Conversion Percentage in effect at such
time shall be reduced by a number of percentage points equal to the product of
(x) .067 and (y) the sum of (i) the number of days after the Scheduled Effective Date that the relevant Registration Statement is not declared effective by the SEC, and (ii) the number of days (excluding days during an Allowable Grace Period (as defined in the Registration Rights Agreement)) that sales cannot be made pursuant to the Registration Statement in accordance with the Registration Statement after the Registration Statement has been declared effective (which number of days shall not include days for which the sole reason that sales cannot be made is because of actions by holders of Registrable Securities) (such number of days, being collectively referred to as the "Registration Statement Default Days"); provided, however, that if Registration Statement is not declared effective by the date which is 30 days after the Scheduled Effective Date, the Conversion Percentage shall be reduced by an additional 2 percentage points; and

                          (II) Base Price. The Base Price shall be reduced as
follows:

                               (A) The Base Price in effect at such time shall
be reduced by an amount equal to the sum of (x) the product of .02 and the Initial Base Price in effect as of the Issuance Date and (y) the product of
(I) the Initial Base Price and (II) .00067 multiplied by the Registration Statement Filing Default Days; and

                               (B) The Base Price in effect at such time shall
be reduced by an amount equal to the product of (x) the Initial Base Price and
(y) .00067 multiplied by the Registration Statement Default Days; provided, however, that if the Registration Statement is not declared effective by the date which is 30 days after the Scheduled Effective Date, the Base Price shall be reduced by an additional amount equal to the product of .02 and the Initial Base Price.

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         (e) Adjustment to Conversion Price - Dilution and Other Events. In
order to prevent dilution of the rights granted under this Certificate of Designations, the Conversion Price will be subject to adjustment from time to time as provided in this Section 2(e).

                  (i) Adjustment of Base Price upon Issuance of Common Stock. If the Company issues or sells, or is deemed to have issued or sold, any shares of Common Stock (other than Conversion Shares (as defined in the Securities Purchase Agreement) and shares of Common Stock deemed to have been issued by the Company in connection with Approved Issuances (as defined below)) for a consideration per share less than the Base Price (an "Offering"), as in effect immediately prior to such time (the "Applicable Price"), then immediately after such issue or sale, the Base Price shall be reduced to an amount equal to the product of (x) the Base Price in effect immediately prior to such issue or sale and (y) the quotient determined by dividing (1) the sum of (I) the product of the Applicable Price and the number of shares of Common Stock Deemed Outstanding (as defined below) immediately prior to such issue or sale, and (II) the consideration, if any, received by the Company upon such issue or sale by (2) the product of (I) the Applicable Price and (II) the number of shares of Common Stock Deemed Outstanding immediately after such issuance or sale. For purposes of determining the adjusted Base Price under this Section 2(e)(i), the following shall be applicable:

                          (A) Issuance of Options. If the Company in any manner
grants any rights or options to subscribe for or to purchase Common Stock (other than in connection with an Approved Issuance or upon conversion of the Preferred Shares) or any stock or other securities convertible into or exchangeable for Common Stock (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities") and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the Applicable Price, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Company for such price per share. For purposes of this Section 2(e)(i)(A), the "price per share for which Common Stock is issuable upon exercise of such Options or upon conversion or exchange of such Convertible Securities" is determined by dividing (I) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (II) the total maximum number of shares of Common Stock issuable upon exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No adjustment of the Base Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities. Notwithstanding the foregoing, no adjustment shall be made pursuant to this Section 2(e)(i)(A) to the extent that such adjustment is based solely on the fact that the Convertible Securities issuable upon exercise of such Option are convertible into or exchangeable for Common Stock at a price which varies with the market price of the Common Stock.

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                          (B) Issuance of Convertible Securities. If the Company
in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Applicable Price, then the maximum number of shares of Common
Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Company for such price per share. For the purposes of this Section 2(e)(i)(B), the "price per share for which Common Stock is issuable upon such conversion or exchange" is determined by dividing (I) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (II) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No adjustment of the Base Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Base Price had been or are to be made pursuant to other provisions of this Section 2(e)(i), no further adjustment of the Base Price shall be made by reason of such issue or sale. Notwithstanding the foregoing, no adjustment shall be made pursuant to this
Section 2(e)(i)(B) to the extent that such adjustment is based solely on the fact that such Convertible Securities are convertible into or exchangeable for Common Stock at a price which varies with the market price of the Common
Stock.

                          (C) Change in Option Price or Rate of Conversion. If
the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock change at any time, the Base Price in effect at the time of such change shall be readjusted to the Base Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold; provided that no adjustment shall be made if such adjustment would result in an increase of the Base Price then in effect.

                          (D) Certain Definitions. For purposes of determining
the adjusted Base Price under this Section 2(e)(i), the following terms have meanings set forth below:

                              (I)  "Approved Issuances" shall mean (i) the
issuance of Common Stock in a firm commitment, underwritten public offering with commissions, underwriting discounts and allowances not in excess of 10.0% of the gross proceeds, (ii) the issuance of securities upon exercise or conversion of the Company's options, warrants or other convertible securities outstanding as of the date hereof, (iii) the grant of additional options or warrants, or the issuance of additional securities, under any Company stock option plan, restricted stock plan, stock purchase plan or other plan or written compensation contract for the benefit of the Company's employees, directors or consultants or (iv) the issuance of Common Stock pursuant to the agreements set forth on Schedule 4(g) of the Securities Purchase Agreement.

                              (II) "Common Stock Deemed Outstanding"
means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of

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shares of Common Stock deemed to be outstanding pursuant to Sections
2(e)(i)(A) and 2(e)(i)(B) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock issuable upon conversion of the Preferred Shares.

                          (E) Effect on Base Price of Certain Events. For
purposes of determining the adjusted Base Price under this Section 2(e)(i), the following shall be applicable:

                              (I)  Calculation of Consideration Received. If
any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the amount received by the Company therefor, before deduction of reasonable commissions, underwriting discounts or allowances or other reasonable expenses paid or incurred by the Company in connection with such issuance or sale. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the arithmetic average of the Closing Bid Prices of such security for the five consecutive trading days immediately preceding the date of receipt. In case any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the holders of two-thirds (2/3) of the Preferred Shares then outstanding. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the "Valuation Event"), the fair value of such consideration will be determined within forty-eight (48) hours of the tenth (10th) day following the Valuation Event by an independent, reputable appraiser selected by the Company. The determination of such appraiser shall be deemed binding upon all parties absent manifest error.

                         (II)  Integrated Transactions. In case any Option is
issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $0.01.

                         (III) Treasury Shares. The number of shares of
Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Company, and the disposition of any shares so owned or held will be considered an issue or sale of Common Stock.

                         (IV)  Record Date. If the Company takes a record
of the holders of Common Stock for the purpose of entitling them (1) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (2) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                  (ii) Adjustment of Base Price upon Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Base Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Base Price in effect immediately prior to such combination will be proportionately increased.

                  (iii) Adjustment of Variable Conversion Price upon Issuance of Convertible Securities. If the Company in any manner issues or sells Convertible Securities that are convertible into Common Stock at a price which varies with the market price of the Common Stock (the formulation for such variable price being herein referred to as, the "Variable Price") and such Variable Price is not calculated using the same formula used to calculate the Variable Conversion Price in effect immediately prior to the time of such issue or sale, the Company shall provide written notice thereof via facsimile and overnight courier to each holder of the Preferred Shares ("Variable Notice") on the date of issuance of such Convertible Securities. If the holders of Preferred Shares representing at least two-thirds (2/3) of the Preferred Shares then outstanding provide written notice via facsimile and overnight courier (the "Variable Price Election Notice") to the Company within five (5) business days of receiving a Variable Notice that such holders desire to replace the Variable Conversion Price then in effect with the Variable Price described in such Variable Notice, then from and after the date of the Company's receipt of the Variable Price Election Notice, the Variable Conversion Price will automatically be replaced with the variable Price (together with such modifications to this Certificate of Designations as may be required to give full effect to the substitution of the Variable Price for the Variable Conversion Price). A holder's delivery of a Variable Price Election Notice shall serve as the consent required to amend this Certificate of Designation pursuant to Section 14 below. In the event that a holder delivers a Conversion Notice at any time after the Company's issuance of Convertible Securities with a Variable Price but before such holder's receipt of the Company's Variable Notice, then such holder shall have the option by written notice to the Company to rescind such Conversion Notice or to have the Conversion Price be equal to such Variable Price for the conversion effected by such Conversion Notice.

                  (iv) Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets to another Person (as defined below) or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an "Organic Change." Prior to the consummation of any Organic Change, the Company will make appropriate provision (in form and substance reasonably satisfactory to the holders of two-thirds (2/3) of the Preferred Shares then outstanding) to insure that each of the holders of the Preferred Shares will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock otherwise acquirable and receivable upon the conversion of such holder's Preferred Shares, such shares of stock, securities or assets as would have been issued or payable in such Organic
Change with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable had all of such holder's Preferred Shares been converted into shares of Common Stock immediately prior to such Organic Change (without taking into account any limitations or restrictions on the timing or amount of conversions). In any such case, the Company will make appropriate provision
(in form and substance reasonably satisfactory to the holders of two-thirds (2/3) of the Preferred Shares then outstanding) with respect to such holders' rights and interests to insure that the provisions of this Section 2(e) and
Section 2(f) will thereafter be applicable to the Preferred Shares (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Company, an immediate adjustment of the Base Price in accordance with Section 2(e)(i) using the value for the Common Stock reflected by the terms of such consolidation, merger or sale, if the value so reflected is less than the Base Price in effect immediately prior to such consolidation, merger or sale). The Company will not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets assumes, by written instrument (in form and substance reasonably satisfactory to the holders of two-thirds (2/3) of the Preferred Shares then outstanding), the obligation to deliver to each holder of Preferred Shares such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire. "Person" shall mean an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

                  (v) Certain Events. If any event occurs of the type contemplated by the provisions of this Section 2(e) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of the Preferred Shares; provided, however, that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 2(e).

                  (vi)   Notices.

                         (A) As soon as practicable, but in no event later
than three (3) business days, after any adjustment of the Conversion Price, the Company will give written notice thereof to each holder of the Preferred Shares, setting forth in reasonable detail and certifying the calculation of such adjustment.

                         (B) The Company will give written notice to each
holder of the Preferred Shares at least ten (10) days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Organic Change, dissolution or liquidation and in no event shall any notice pursuant to this Section 2(e)(vi)(B) be provided to such holder prior to such information being made known to the public.

                         (C) The Company will also give written notice to
each holder of Preferred Shares at least ten (10) days prior to the date on which any Organic Change, dissolution or liquidation will take place and in no event shall any notice pursuant to this Section 2(d)(vi)(C) be provided to such holder prior to such information being made known to the public.

         (f) Purchase Rights. In addition to any adjustments of the Conversion Price pursuant to Section 2(e), if at any time after the Issuance Date the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "Purchase Rights"), then the holders of the Preferred Shares will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the outstanding Preferred Shares (without taking into account any limitations or restrictions on the timing or amount of conversions) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of the Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

         (g) Fixing of Conversion Price - Major Corporate Event Announcement. Notwithstanding anything contained in Section 2(c) above, in the event (i) the Company makes a public announcement that it intends to consolidate or merge with or into another Person or engage in a business combination involving the issuance or exchange of 30% or more of the Company's outstanding Common Stock
(ii) the Company makes a public announcement that it intends to sell or transfer substantially all of the Company's assets, or (iii) any person, group or entity (including the Company) publicly announces a purchase, tender or exchange offer for 30% or more of the Company's outstanding Common Stock (the transactions described in clauses (i), (ii) and (iii) above are hereinafter referred to as "Major Corporate Events" and the date of the announcement referred to in clause (i), (ii) or (iii) is hereinafter referred to as the "Announcement Date"), then the Base Price shall, effective upon the Announcement Date and continuing through the Adjusted Conversion Price Termination Date (as defined below), be equal to the Conversion Price which would have been applicable for a conversion by the holder pursuant to Section 2(a) occurring on the Announcement Date. From and after the Adjusted Conversion Price Termination Date, the Conversion Price shall be determined as set forth in Section 2(a). For purposes hereof, "Adjusted Conversion Price Termination Date" shall mean, with respect to any proposed Major Corporate Event for which a public announcement as contemplated by this Section 2(g) has been made, the date upon which the Company or the person, group or entity (in the case of clause (iii) above) publicly announces the consummation, termination or abandonment of the proposed Major Corporate Event which was the subject of the previous public announcement.

         (h) Mechanics of Conversion. Subject to the Company's inability to fully satisfy its obligations under a Conversion Notice (as defined below) as provided for in Section 4:

                  (i) Holder's Delivery Requirements. To convert Preferred Shares into full shares of Common Stock on any date (the "Conversion Date"), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 9:00 p.m., Eastern Time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the "Conversion Notice"), to the Company and (B) surrender to a common carrier for delivery to the Company, as soon as reasonably practicable following such date, the original certificate(s) representing the Preferred Shares being converted (or an indemnification undertaking with respect to such shares reasonably satisfactory to the Company in the case of their loss, theft or destruction) (the "Preferred Stock Certificate(s)").

                  (ii) Company's Response. Upon receipt by the Company of a facsimile copy of a Conversion Notice, the Company shall as soon as practicable, but in any event no later than the next business day, send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder. Upon receipt by the Company of the Preferred Stock Certificate(s) to be converted pursuant to a Conversion Notice, the Company shall, on the next business day following the date of receipt, (I) issue and surrender to a common carrier for overnight delivery to the address specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled, or (II) if the Company's transfer agent is a participant in the electronic book transfer program, credit such aggregate number of shares of Common Stock to which the holder shall be entitled to the holder's or its designee's balance account with The Depository Trust Company. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of Preferred Shares being converted, then the Company or Transfer Agent, as the case may be, shall, as soon as practicable and in no event later than three business days after receipt of the Preferred Stock Certificate(s) and at its own expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted.

                  (iii) Dispute Resolution. In the case of a dispute as to the determination of the Closing Sale Price or Closing Bid Price of any security or the arithmetic calculation of the Conversion Rate, the Company shall promptly issue to the holder the number of shares of Common Stock that is not disputed and shall submit the disputed determinations or arithmetic calculations to the holder via facsimile within one (1) business day of receipt of such holder's Conversion Notice. If such holder and the Company are unable to agree upon the determination of such Closing Sale Price or Closing Bid Price, as the case may be, or arithmetic calculation of the Conversion
Rate within one (1) business day of such disputed determination or arithmetic calculation being submitted to the holder, then the Company shall within one
(1) business day following such date of delivery submit via facsimile (A) the disputed determination of the Closing Sale Price or Closing Bid Price, as the case may be, to an independent, reputable investment bank or (B) the disputed arithmetic calculation of the Conversion Rate to its independent, outside accountant. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the holder of the results no later than forty-eight (48) hours from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent manifest error.

                  (iv) Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

                  (v) Company's Failure to Timely Convert. If after the Company's receipt of the Preferred Stock Certificates to be converted the Company shall fail (I) within three (3) business days to issue a certificate for the number of shares of Common Stock to which a holder is entitled or if the Company's transfer agent is a participant in the electronic book transfer program, to credit the holder's balance account with The Depository Trust Company for such number of shares of Common Stock to which the holder is entitled upon such holder's conversion of Preferred Shares or (II) within seven (7) business days to issue a new Preferred Stock Certificate representing the number of

Preferred Shares to which such holder is entitled pursuant to Section 2(h)(ii), in addition to all other available remedies which such holder may pursue hereunder and under the Securities Purchase Agreement (including indemnification pursuant to Section 8 thereof), the Company shall pay additional damages to such holder on each date after the third or seventh business day, as applicable, that such conversion or delivery of such Preferred Stock Certificates, as the case may be, is not timely effected in an amount equal to 0.5% of the product of (A) the sum of the number of shares of Common Stock not issued to the holder on a timely basis pursuant to Section 2(h)(ii) and to which such holder is entitled and, in the event the Company has failed to deliver a Preferred Stock Certificate to the holder on a timely basis pursuant to Section 2(h)(ii), the number of shares of Common Stock issuable upon conversion of the Preferred Shares represented by such Preferred Stock Certificate, as of the last possible date which the Company could have issued such Preferred Stock Certificate to such holder without violating
Section 2(h)(ii) and (B) the Closing Bid Price of the Common Stock on the last possible date which the Company could have issued such Common Stock and the Preferred Stock Certificate, as the case may be, to such holder without violating Section 2(h)(ii).

         (i) Mandatory Conversion at Maturity. If any Preferred Shares remain outstanding on the Maturity Date (as defined below), then all such Preferred Shares shall be converted as of such date in accordance with this Section 2 as if the holders of such Preferred Shares had given the Conversion Notice on the Maturity Date; provided, however, that if a Triggering Event (other than a Triggering Event resulting from Section 3(d)(vi) due to the Company's breach of a representation or warranty set forth in Section 3 of the Securities Purchase Agreement) has occurred and is continuing on the Maturity Date or any event that with the passage of time would constitute a Triggering Event (assuming it was not cured and other than a Triggering Event resulting from Section 3(d)(vi) due to the Company's breach of a representation or warranty set forth in Section 3 of the Securities Purchase Agreement) exists on the Maturity Date, then the Company shall, within five business days following the Maturity Date (unless otherwise notified in writing by the holder of its request to have the Preferred Shares converted into Common Stock), pay to each holder of Preferred Shares then outstanding, in immediately available funds, an amount equal to the Triggering Event Redemption Price (as defined below) as of the Maturity Date. All holders of Preferred Shares shall thereupon surrender all Preferred Stock Certificates, duly endorsed for cancellation, to the Company, provided that the Company has complied with its obligations under this Section 2(i). "Maturity Date" means the date which is three years after the Issuance Date, subject to extension pursuant to Section 3(u) of the Registration Rights Agreement, which extension shall be equal to one day for each day in any Allowable Grace Period (as defined in the Registration Rights Agreement).

         (j) Fractional Shares. The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole share.

         (k) Taxes. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock upon the conversion of Preferred Shares; provided, however, that each holder shall be responsible for any and all of such holder's income taxes with respect to the Securities.

         (l) Conversion Restrictions. The right of a holder of Preferred Shares to convert Preferred Shares pursuant to this Section 2 shall be limited as set forth below. Without the prior written consent of the Company, a holder of Preferred Shares shall not be entitled to convert any Preferred Shares prior to February 28, 1999. Notwithstanding the foregoing, the conversion restrictions set forth in this Section 2(l) shall not apply (v) if there shall have occurred an Offering, (w) on and after any date on which the Common Stock is not listed on the Principal Market, or has been suspended from trading (excluding suspensions of not more than one day resulting from business announcements), or any such delisting or suspension is threatened or pending, (x) if there shall have occurred an event constituting a Major Transaction (as defined in Section 3(c)) or the public announcement of a pending Major Transaction, (y) if there shall have occurred a Triggering Event (as defined in Section 3(d)) or (z) since the Issuance Date there shall have occurred any change, event, result or happening involving, directly or indirectly, the Company or any of its Subsidiaries (as defined in the Securities Purchase Agreement) resulting in a material adverse effect on the business, financial condition or results of operations or, insofar as can reasonably be foreseen, prospects of the Company and its Subsidiaries, taken as a whole (collectively, the "Conversion Restriction Exceptions").

         (m) Limitations on Conversion. The Company shall not effect any conversion of any Preferred Shares and no holder of Preferred Shares shall have the right to convert any Preferred Shares to the extent that after giving effect to such conversion such holder (together with such holder's affiliates)
(A) would beneficially own in excess of 10.00% of the outstanding shares of the Common Stock following such conversion and (B) would have acquired, through conversion of Preferred Shares or otherwise, a number of shares of Common Stock which, when added to the number of shares of Common Stock beneficially owned at the beginning of the 60-day period ending on and including such Conversion Date, which is in excess of 10.00% of the outstanding shares of the Common Stock following such conversion during the 60-day period ending on and including such Conversion Date. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by a holder and its affiliates or acquired by a holder and its affiliates, as the case may be, shall include the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon conversion of the remaining, nonconverted Preferred Shares beneficially owned by such holder and its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 2(m), beneficial ownership shall be calculated in accordance with
Section 13(d) of the Securities Exchange Act of 1934, as amended. Notwithstanding anything to the contrary contained herein, each conversion notice shall constitute a representation by the holder submitting such conversion notice that, after giving effect to such conversion notice, (A) the holder will not beneficially own (as determined in accordance with this Section 2(m)) and (B) the holder will not have acquired, through conversion of Preferred Shares or otherwise, a number of shares of Common Stock which, when added to the number of shares of Common Stock beneficially owned at the beginning of the 60-day period ending on and including such Conversion Date, that is in excess of 10.00% of the outstanding shares of Common Stock. For purposes of this Section, in determining the number of outstanding shares Common Stock a holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company's most recent Form 10-Q or Form 10-K, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of any a holder, the Company shall immediately confirm orally and in writing to any such holder the number of shares Common Stock then outstanding. In any case, the number of outstanding shares Common Stock shall be determined after giving effect to conversions of Preferred Shares by such holder since the date as of which such number of outstanding shares of Common Stock was reported.

         (3) Redemption at Option of Holders.

         (a) Redemption Option Upon Major Transaction. In addition to all other rights of the holders of Preferred Shares contained herein, simultaneous with or after the occurrence of a Major Transaction (as defined below), each holder of Preferred Shares shall have the right, at such holder's option, to require the Company to redeem all or a portion of such holder's Preferred Shares at a price per Preferred Share equal to the greater of (i) the sum of:
(A) $12,500 and (B) an amount equal to the product of (.06) (N/365) ($10,000), and (ii) the product of (A) the Conversion Rate on the date the Notice of Redemption at Option of Buyer Upon Major Transaction (as defined in Section 3(e)) is given and (B) the Closing Bid Price of the Common Stock on the date of the public announcement of such Major Transaction or the next date on which the exchange or market on which the Common Stock is traded is open if such public announcement is made (X) after 12:00 p.m., Central Time, on such date or (Y) on a date on which the exchange or market on which the Common Stock is traded is closed ("Major Transaction Redemption Price").

         (b) Redemption Option Upon Triggering Event. In addition to all other rights of the holders of Preferred Shares contained herein, simultaneous with or after the occurrence of a Triggering Event (as defined below), each holder of Preferred Shares shall have the right, at such holder's option, to require the Company to redeem all or a portion of such holder's Preferred Shares at a price per Preferred Share equal to the greater of (i) the sum of: (A) $12,500 and (B) an amount equal to the product of (.06) (N/365) ($10,000) and (ii) the product of (A) the Conversion Rate on the date of such holder's delivery of a Notice of Redemption at Option of Holder Upon Triggering Event (as defined below) and (B) the greater of (I) the Closing Bid Price of the Common Stock on the trading day immediately preceding such Triggering Event or (II) the Closing Bid Price of the Common Stock on the date of the holder's delivery to the Company of a Notice of Redemption at Option of Holder Upon Triggering Event or, if such date of delivery is not a trading day, the next date on which the exchange or market on which the Common Stock is traded is open ("Triggering Event Redemption Price" and, collectively with "Major Transaction Redemption Price," the "Redemption Price").

         (c) "Major Transaction". A "Major Transaction" shall be deemed to have occurred at such time as any of the following events:

                  (i) the consolidation, merger or other business combination of the Company with or into another Person (other than (A) a consolidation, merger or other business combination in which holders of the Company's voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or
(B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company);

                  (ii) the sale or transfer, in one or more transactions, of 50% or more of the Company's assets, other than sales of inventory in the ordinary course of business; or

                  (iii) a purchase, tender or exchange offer made to and accepted by the holders of 50% or more of the outstanding shares of Common Stock.

         (d) "Triggering Event". A "Triggering Event" shall be deemed to have occurred at such time as any of the following events:

                  (i) the failure of the Registration Statement (as defined in the Registration Rights Agreement) to be declared effective by the SEC on or prior to the date that is 150 days after the Issuance Date;

                  (ii) while the Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the holder of the Preferred Shares for sale of the Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of at least ten consecutive trading days or for an aggregate of at least fifteen trading days in any 365 day period (excluding days during an Allowable Grace Period);

                  (iii) the suspension or halting from trading or failure of the Common Stock to be listed on the Principal Market for a period of five consecutive days or for an aggregate of at least ten days in any 365 day period;

                  (iv) the Company's notice to any holder of Preferred Shares, including by way of public announcement, at any time, of its intention not to comply with proper requests for conversion of any Preferred Shares into shares of Common Stock, including due to any of the reasons set forth in Section
4(a), or the Company's failure to deliver Conversion Shares within ten days of the applicable Conversion Date;

                  (v) upon the Company's receipt of a Conversion Notice, the Company shall not be obligated to issue the Conversion Shares due to the provisions of Section 13; or

                  (vi) any representation or warranty by the Company was not true and correct at the time made (including the Issuance Date) or the Company breaches any covenant or other term or condition of the Securities Purchase Agreement, the Registration Rights Agreement, this Certificate of Designations, the Irrevocable Transfer Agent Instructions (as defined in the Securities Purchase Agreement), or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby or hereby, except (i) to the extent that such breach would not have a Material Adverse Effect (as defined in Section 3(a) of the Securities

Purchase Agreement), and (ii) in the case of a breach of a covenant which is curable, such breach does not continue for a period of at least ten days after notice by any holder of Preferred Shares.

         (e) Mechanics of Redemption at Option of Holder Upon Major Transaction. No sooner than 15 days nor later than 10 days prior to the consummation of a Major Transaction, but not prior to the public announcement of such Major Transaction, the Company shall deliver written notice thereof via facsimile and overnight courier (a "Notice of Major Transaction") to each holder of Preferred Shares. At any time after receipt of a Notice of Major Transaction (or, in the event a Notice of Major Transaction is not delivered at least 10 days prior to a Major Transaction, at any time on or after the date which is 10 days prior to a Major Transaction), any holder of the Preferred Shares then outstanding may require the Company to redeem all or a portion of the holder's Preferred Shares, which redemption shall be effective concurrent with the consummation of the Major Transaction, then outstanding by delivering written notice thereof via facsimile and overnight courier (a "Notice of Redemption at Option of Holder Upon Major Transaction") to the Company, which Notice of Redemption at Option of Holder Upon Major Transaction shall indicate (i) the number of Preferred Shares that such holder is submitting for redemption and (ii) the applicable Major Transaction Redemption Price, as calculated pursuant to Section 3(a).

         (f) Mechanics of Redemption at Option of Holder Upon Triggering Event. Within one business day after the occurrence of a Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier (a "Notice of Triggering Event") to each holder of Preferred Shares. At any time after the earlier of a holder's receipt of a Notice of Triggering Event and such holder becoming aware of a Triggering Event, any holder of the Preferred Shares then outstanding may require the Company to redeem all or a portion of the holder's Preferred Shares then outstanding by delivering written notice thereof via facsimile and overnight courier (a "Notice of Redemption at Option of Holder Upon Triggering Event") to the Company, which Notice of Redemption at Option of Holder Upon Triggering Event shall indicate the number of Preferred Shares that such holder is submitting for redemption.

         (g) Payment of Redemption Price. Upon the Company's receipt of a Notice(s) of Redemption at Option of Holder Upon Triggering Event or a Notice(s) of Redemption at Option of Holder Upon Major Transaction from any holder of Preferred Shares, the Company shall within one (1) business day notify each holder of Preferred Shares by facsimile of the Company's receipt of such Notice(s) of Redemption at Option of Holder Upon Triggering Event or Notice(s) of Redemption at Option of Holder Upon Major Transaction and each holder which has sent such a notice shall promptly submit to the Company such holder's Preferred Stock Certificates which such holder has elected to have redeemed. The Company shall pay the applicable Triggering Event Redemption Price, in the case of a redemption pursuant to Section 3(f), to such holder in cash by check or wire transfer, at the option of the Company, within five business days after the Company's receipt of a Notice of Redemption at Option of Holder Upon Triggering Event and, in the case of a redemption pursuant to
Section 3(e), the Company shall deliver the applicable Major Transaction Redemption Price concurrent with the consummation of the Major Transaction; provided that in either or both cases, as applicable, the redeeming holder's Preferred Stock Certificates shall have been so delivered to the Company; and provided further that if the Company is unable to redeem all of the Preferred Shares to be redeemed, the Company shall redeem an amount from each holder of Preferred Shares being redeemed equal to such holder's pro rata amount (based on the number of Preferred Shares held by such holder relative to the number of Preferred Shares outstanding) of all Preferred Shares being redeemed. If the Company shall fail to redeem all of the Preferred Shares submitted for redemption in addition to any remedy such holder of Preferred Shares may have under this Certificate of Designations, the Securities Purchase Agreement and the Registration Rights Agreement, (i) the applicable Redemption Price payable in respect of such unredeemed Preferred Shares shall bear interest at the rate of 2.0% per month (prorated for partial months) until paid in full and (ii) the Base Price shall be adjusted to the lowest Closing Bid Price of the Common Stock between the date of the Notice of Redemption at Option of Holder Upon Triggering Event or Notice(s) of Redemption at Option of Holder Upon Major Transaction and the date when the Redemption Price is paid in full. Until the Company pays such unpaid applicable Redemption Price in full to a holder of Preferred Shares submitted for redemption, such holder shall have the option (the "Void Optional Redemption Option") to, in lieu of redemption, require the Company to promptly return to such holder(s) any or all of the Preferred Shares that were submitted for redemption by such holder(s) under this Section 3 and for which the applicable Redemption Price has not been paid, by sending written notice thereof to the Company via facsimile (the "Void Optional Redemption Notice"). Upon the Company's receipt of such Void Optional Redemption Notice(s) prior to payment of the full applicable Redemption Price to such holder: (i) the Notice(s) of Redemption at Option of Holder Upon Triggering Event or the Notice(s) of Redemption at Option of Holder Upon Major Transaction, as the case may be, shall be null and void with respect to those Preferred Shares submitted for redemption and for which the applicable Redemption Price has not been paid; (ii) the Company shall immediately return any Preferred Shares submitted to the Company by each holder for redemption under this Section 3(g) and for which the applicable Redemption Price has not been paid; and (iii) if the redemption was caused by a Triggering Event involving the Company's inability to issue Conversion Shares because of the Exchange Cap (as defined in Section 13) (an "Exchange Cap Triggering Event"), the holders of at least two-thirds (2/3) of the Preferred Shares then outstanding, including Preferred Shares submitted for redemption pursuant to this Section 3 with respect to which the applicable Redemption Price has not been paid, may direct the Company to immediately delist the Common Stock from the exchange or automated quotation system on which the Common Stock is traded and have the Common Stock, at such holders' option, traded in the electronic bulletin board or the "pink sheets", provided, however, that if (A) there is scheduled to occur, within thirty (30) days of the date on which the Exchange Cap Triggering Event occurred, a meeting of the Company's stockholders at which meeting the stockholder shall be requested to approve the issuance of the Conversion Shares in excess of the Exchange Cap and for which a definitive proxy statement has been filed with the SEC, (B) there has not already occurred prior to the date of such Exchange Cap Triggering Event a meeting of the Company's stockholders at which the Company's stockholders were asked to vote on a proposal to approve the issuance of the Conversion Shares in excess of the Exchange Cap and at which the Company's stockholders did not approve such proposal and (C) the Company is, or will be with the passing of such 30 day period referred to in (A) above, in compliance with Section 4(j) of the Securities Purchase Agreement, then the Investors' right in this Section 3(g) to direct the Company to delist the Common Stock (y) shall be suspended until the earlier of (I) the first (1st) business day following the date on which the meeting of the Company's stockholders is scheduled to occur, regardless of any adjournment thereof and (II) the date on which such meeting of the Company's stockholders is canceled, terminated, postponed or otherwise delayed or (z) will be terminated if the Stockholders approve the issuance of the Conversion Shares. Notwithstanding the foregoing, in the event of a dispute as to the determination of the Closing Bid Price of the Common Stock or the arithmetic calculation of the Redemption Price, such dispute shall be resolved pursuant to Section 2(h)(iii) hereof with the term "Redemption Price" being substituted for the term "Conversion Rate". A holder's delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not affect the Company's obligations to make any payments which have accrued prior to the date of such notice, except for the applicable Redemption Price relating to such Void Optional Redemption Notice which Redemption Price thereafter shall no longer be due and payable. Payments provided for in this
Section 3 shall have priority over payments to other holders of the Company's capital stock of a class that is junior to the Preferred Shares in connection with a Major Transaction.

         (4) Inability to Fully Convert.

         (a) Holder's Option if Company Cannot Fully Convert. If, upon the Company's receipt of a Conversion Notice or on the Maturity Date, the Company cannot issue shares of Common Stock registered for resale under the Registration Statement (or which are exempt from the registration requirements under the 1933 Act pursuant to Rule 144(k) under the 1933 Act) for any reason, including, without limitation, because the Company (x) does not have a sufficient number of shares of Common Stock authorized and available, (y) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its Securities, including without limitation the Exchange Cap, from issuing all of the Common Stock which is to be issued to a holder of Preferred Shares pursuant to a Conversion Notice or (z) fails to have a sufficient number of shares of Common Stock registered for resale under the Registration Statement, then the Company shall issue as many shares of Common Stock as it is able to issue in accordance with such holder's Conversion Notice and pursuant to Section 2(h) and, with respect to the unconverted Preferred Shares, the holder, solely at such holder's option, can elect to:

                  (i) require the Company to redeem from such holder those Preferred Shares for which the Company is unable to issue Common Stock in accordance with such holder's Conversion Notice ("Mandatory Redemption") at a price per Preferred Share (the "Mandatory Redemption Price") equal to the Triggering Event Redemption Price as of such Conversion Date;

                  (ii) if the Company's inability to fully convert Preferred Shares is pursuant to Section 4(a)(z), require the Company to issue restricted shares of Common Stock in accordance with such holder's Conversion Notice and pursuant to Section 2(h);

                  (iii) void its Conversion Notice and retain or have returned, as the case may be, the nonconverted Preferred Shares that were to be converted pursuant to such holder's Conversion Notice (provided that a holder's voiding its Conversion Notice shall not affect the Company's obligations to make any payments which have accrued prior to the date of such notice); or

                  (iv) if the Company's inability to fully convert Preferred Shares is pursuant to Section 4(a)(y), require the Company to issue shares of Common Stock in accordance with such holder's Conversion Notice and pursuant to Section 2(h) at a Conversion Price equal to the average of the Closing Bid Prices of the Common Stock for the five consecutive trading days preceding such holder's Notice in Response to Inability to Convert (as defined below) or such other market price that satisfies the applicable exchange or trading market.

         (b) Mechanics of Fulfilling Holder's Election. The Company shall within one (1) business day send via facsimile to a holder of Preferred Shares, upon receipt of a facsimile copy of a Conversion Notice from such holder which cannot be fully satisfied as described in Section 4(a), a notice of the Company's inability to fully satisfy such holder's Conversion Notice (the "Inability to Fully Convert Notice"). Such Inability to Fully Convert Notice shall indicate (i) the reason why the Company is unable to fully satisfy such holder's Conversion Notice, (ii) the number of Preferred Shares which cannot be converted and (iii) the applicable Mandatory Redemption Price. Such holder shall notify the Company of its election pursuant to Section 4(a) above by delivering written notice via facsimile to the Company ("Notice in Response to Inability to Convert").

         (c) Payment of Mandatory Redemption Price. If such holder shall elect to have its shares redeemed pursuant to Section 4(a)(i), the Company shall pay the Mandatory Redemption Price in cash by wire transfer to such holder within five (5) days of the Company's receipt of the holder's Notice in Response to Inability to Convert together with applicable wire transfer instructions. If the Company shall fail to pay the applicable Mandatory Redemption Price to such holder within five (5) days of the Company's receipt of the Notice in Response to Inability to Convert (other than pursuant to a dispute as to the determination of the arithmetic calculation of the Redemption Price), in addition to any remedy such holder of Preferred Shares may have under any Certificate of Designations, the Securities Purchase Agreement and the Registration Rights Agreement, such unpaid amount shall bear interest at the rate of 2.0% per month (prorated for partial months) until paid in full. Until the full Mandatory Redemption Price is paid in full to such holder, such holder may void the Mandatory Redemption with respect to those Preferred Shares for which the full Mandatory Redemption Price has not been paid and receive back such Preferred Shares. Notwithstanding the foregoing, if the Company fails to pay the applicable Mandatory Redemption Price within such five (5) days time period due to a dispute as to the determination of the Mandatory Redemption Price, such dispute shall be resolved pursuant to Section 2(h)(iii) with the term "Mandatory Redemption Price" being substituted for the term "Conversion Rate".

         (d) Pro-rata Conversion and Redemption. In the event the Company receives a Conversion Notice, Notice of Redemption at Option of Holder Upon Major Transaction or Notice of Redemption at Option of Holder Upon Triggering Event from more than one holder of Preferred Shares on the same day and the Company can convert and/or redeem some, but not all, of the Preferred Shares pursuant to this Section 4, the Company shall convert and/or redeem from each holder of Preferred Shares electing to have Preferred Shares converted and redeemed at such time an amount equal to such holder's pro-rata amount (based on the number of Preferred Shares held by such holder relative to the number of Preferred Shares outstanding) of all Preferred Shares being converted and redeemed at such time.

         (5) Conversion at the Company's Election. At a time on or after (i) February 28, 1999 (the "Measurement Date Election") or (ii) 180 days after February 28, 1999 (the "PostMeasurement Date Election"), the Company shall have a one-time right, exercisable in its sole discretion, to require that any or all of the outstanding Preferred Shares be converted (collectively, the "Conversion at Company's Election") at the Conversion Rate and otherwise in compliance with Section 2; provided that the Conditions to Conversion at the Company's Election (as set forth below) are satisfied. The Company shall exercise its right to Conversion at Company's Election by providing each holder of Preferred Shares written notice ("Notice of Conversion at Company's Election") at least 20 days prior to the date selected by the Company for conversion ("Company's Election Conversion Date"). If the Company elects to require conversion of some, but not all, of the Preferred Shares, the Company shall convert a pro rata amount from each holder of Preferred Shares (based on the number of Preferred Shares held by such holder relative to the number of Preferred Shares outstanding on the date of the Company's delivery of the Notice of Conversion at Company's Election). The Notice of Conversion at Company's Election shall indicate (w) whether such conversion is pursuant to the Measurement Date Election or the Post- Measurement Date Election, (x) the number of Preferred Shares the Company has selected for conversion, (y) the Company's Election Conversion Date, which date shall not be less than 20 or more than 40 days after each holder's receipt of such notice, and (z) each holder's pro rata share of outstanding Preferred Shares. All Preferred Shares selected for conversion in accordance with the provisions of this Section 5 shall be converted as of the Company's Election Conversion Date in accordance with Section 2 as if the holders of such Preferred Shares selected by the Company to be converted had given the Conversion Notice on the Company's Election Conversion Date. All holders of Preferred Shares shall thereupon and within four business days after the Company's Election Conversion Date surrender all Preferred Stock Certificates selected for conversion, duly endorsed for cancellation, to the Company.

         "Conditions to Conversion at the Company's Election" means the following conditions: (i) on each day during the period beginning 20 trading days prior to the Notice of Conversion at the Company's Election and ending on and including the Company's Election Conversion Date, the Registration Statement shall be effective and available for the sale of no less than 150% of the sum of (A) the number of Conversion Shares then issuable upon the conversion of all outstanding Preferred Shares (without regard to any limitations on conversion herein or elsewhere), including the Conversion Shares to be issued pursuant to this Conversion at the Company's Election and
(B) the number of Conversion Shares that are then held by the holders of the Preferred Shares, (ii) on each day during the period beginning 20 trading days prior to the date of the Company's Notice of Conversion at Company's Election and ending on and including the Company's Election Conversion Date, the Common Stock is designated for quotation on the Principal Market and is not suspended from trading; (iii) on each day during the period beginning 20 trading days prior to the Notice of Conversion at the Company's Election and ending on and including the Company's Election Conversion Date, the Closing Bid Price of the Common Stock is at least (A) 200% of the Base Price of the applicable Preferred Shares being converted with respect to the Measurement Date Election or (B) 150% of the Base Price of the applicable Preferred Shares being converted with respect to the Post-Measurement Date Election; (iv) a Conversion at Company's Election previously shall not have occurred; (v) if the Company was required to seek stockholder approval pursuant to Section 4(j) of the Securities Purchase Agreement, the Company's stockholders shall have approved the issuance of the Securities (as defined in the Securities Purchase Agreement) on or prior to the date of the Company's Notice of Conversion at Company's Election; (vi) during the period beginning on the Issuance Date and ending on and including the Company's Election Conversion Date, the Company shall have delivered Conversion Shares upon conversion of the Preferred Shares to the Buyers within ten (10) business days of the applicable Conversion Date;
(vii) during the period beginning on and including the date which is 20 trading days immediately preceding the date of the Company's Notice

                                     -21
of Conversion at the Company's Election and ending on and including the Company's Election Conversion Date, the Company shall have delivered Conversion Shares upon conversion of the Preferred Shares to the Buyers on a timely basis as set forth in Section 2(h)(ii) of this Certificate of Designations; (viii) neither a Triggering Event nor any event that with the passage of time would constitute a Triggering Event (assuming it was not cured) shall have occurred; and (ix) the Company otherwise has satisfied its obligations and is not in default under this Certificate of Designations, the Securities Purchase Agreement and the Registration Rights Agreement. Notwithstanding the above, any holder of Preferred Shares may convert such shares (including Preferred Shares selected for conversion) into Common Stock pursuant to Section 2(a) on or prior to the Company's Election Conversion Date.

         (6) Company's Right to Redeem in Lieu of Conversion. Subject to the terms and conditions of this Section 6, at any time after the Issuance Date, and so long as the Company has provided appropriate notice as described below, the Company may elect to redeem Preferred Shares submitted for conversion in lieu of converting such Preferred Shares, provided that the Closing Bid Price for the Common Stock on the Conversion Date is less than or equal to a price (the "Redemption in Lieu of Conversion Trigger Price") equal to 90% of the Base Price then in effect (appropriately adjusted for any stock split, stock dividend, combination or other similar transaction) (a "Company Redemption in Lieu of Conversion").

         (a) Redemption Price of Company Redemption in Lieu of Conversion. The "Redemption Price of Company Redemption in Lieu of Conversion" shall be an amount per Preferred Share equal to 105% of an amount per Preferred Share equal to the sum of (i) $10,000 and (ii) an amount equal to the product of (.06) (N/365) ($10,000).

         (b) Mechanics of Company Redemption in Lieu of Conversion. The Company shall exercise its right to redeem by delivering written notice by facsimile and overnight courier ("Notice of Company Redemption in Lieu of Conversion") to each holder of the Preferred Shares. Such Notice of Company Redemption in Lieu of Conversion shall indicate (A) the maximum, if any, aggregate number of Preferred Shares which the Company will redeem for Company Redemption in Lieu of Conversion and (B) confirm the time period during which the Company may effect Company Redemption in Lieu of Conversion, which period shall begin on and include the date which is five business days after the date of receipt by all of the holders of the Notice of Redemption in Lieu of Conversion and shall end on and include the date which is 30 calendar days after the fifth business day following the date of receipt by all of the holders of the Notice of Redemption in Lieu of Conversion (the "Redemption in Lieu of Conversion Period"). If the Company elects to limit the number of Preferred Shares which it will redeem during the Redemption in Lieu of Conversion Period, the Company shall allocate for redemption from each holder of Preferred Shares a number of Preferred Shares equal to such holder's pro-rata amount (based on the number of Preferred Shares held by such holder on the date of the Notice of Company Redemption in Lieu of Conversion relative to the total number of Preferred Shares outstanding on such date). The Company may terminate a Redemption in Lieu of Conversion Period at any time with respect to Preferred Shares which have not been submitted for conversion by delivering written notice of such termination to each holder of Preferred Shares by facsimile and overnight courier at least three business days prior to the effective date of such termination. Notwithstanding anything to the contrary in this Section 6, the Company shall convert Preferred Shares pursuant to Section 2 if such Preferred Shares are submitted for conversion (i) before the beginning, or after the termination, of the Redemption in Lieu of Conversion Period, (ii) for a Conversion Price greater than or equal to the Redemption in Lieu of Conversion Trigger Price or
(iii) are in excess of such holder's pro rata allocation of the maximum number of Preferred Shares the Company indicated that it would redeem in its Notice of Company Redemption in Lieu of Conversion.

         (c) Payment of Redemption Price. The Company shall pay the applicable Redemption Price of Company Redemption in Lieu of Conversion to the holder of the Preferred Shares being redeemed in cash by wire transfer within five business days after the applicable Conversion Date on which such Preferred Shares are submitted for conversion. If the Company shall fail to pay the applicable Redemption Price of Company Redemption in Lieu of Conversion to such holder on a timely basis as described in this Section 6(c), in addition to any remedy such holder of Preferred Shares may have under this Certificate of Designations and the Securities Purchase Agreement, (i) such unpaid amount shall bear interest at the rate of 2.0% per month until paid in full and (ii) the Base Price shall be adjusted to the lowest Closing Bid Price of the Common Stock between the applicable Conversion Date and the date on which the Redemption Price of Company Redemption in Lieu of Conversion is paid in full. Until the Company pays such unpaid applicable Redemption Price of Company Redemption in Lieu of Conversion in full to each holder, each holder of Preferred Shares submitted for redemption pursuant to this Section 6 and for which the applicable Redemption Price of Company Redemption in Lieu of Conversion has not been paid, shall have the option, in lieu of redemption,
(A) to require the Company to promptly return to each holder all of the Preferred Shares that were submitted for redemption by such holder under this
Section 6 and for which the applicable Redemption Price of Company Redemption in Lieu of Conversion has not been paid or (B) to convert those Preferred Shares for which the applicable Redemption Price of the Company Redemption in Lieu of Conversion has not been paid at a Conversion Price equal to the lesser of (I) the Conversion Price applicable to such conversion on the date on which such Preferred Shares were originally presented for conversion and (II) the Conversion Price which would have been in effect if such Preferred Shares were presented for conversion on the business day immediately following the last day on which the Company could have effected a timely Company Redemption in Lieu of Conversion, by sending written notice thereof to the Company via facsimile (the "Void Company Redemption Notice"). Upon the Company's receipt of such Void Company Redemption Notice(s), requesting the return of the Preferred Shares, prior to payment of the full applicable redemption price to each holder, (i) the Company's Redemption in Lieu of Conversion shall be null and void with respect to those Preferred Shares submitted for redemption and for which the applicable redemption price has not been paid and with respect to any Preferred Shares submitted in the future for conversion in the same Redemption in Lieu of Conversion Period, (ii) the Company shall immediately return any Preferred Shares submitted to the Company by each holder for redemption under this Section 6 and for which the applicable Redemption Price of Company Redemption in Lieu of Conversion has not been paid and (iii) the Base Price of such returned Preferred Shares shall be adjusted to the lesser of (I) the Conversion Price applicable to such conversion on the date on which such Preferred Shares were originally presented for conversion and (II) the lowest Conversion Price which would have been in effect if such Preferred Shares were presented for conversion on any business day during the period beginning on the business day immediately following the last day on which the Company could have effected a timely Company Redemption in Lieu of Conversion and ending on the date of the Company's receipt of the applicable Void Company Redemption Notice. Notwithstanding the foregoing, if the Company fails to pay the applicable Redemption Price of

Company Redemption in Lieu of Conversion to a holder within the time period described in this Section 6(d) due to a dispute as to the arithmetic calculation of the Redemption Price of Company Redemption in Lieu of Conversion, such dispute shall be resolved pursuant to Section 2(h)(iii) above with the term "Redemption Price of Company Redemption in Lieu of Conversion" being substituted for the term "Conversion Rate." If the Company fails to timely effect a Company Redemption in Lieu of Conversion in accordance with this Section 6, the Company shall not be allowed to submit another Notice of Company Redemption in Lieu of Conversion without the prior written consent of the holders of at least two-thirds (2/3) of the Preferred Shares then outstanding.

         (d) Company Must Have Immediately Available Funds or Credit Facilities. The Company shall not be entitled to send any Notice of Company Redemption in Lieu of Conversion pursuant to Section 6(a) and begin the redemption procedure under this Section 6, unless it has:

                  (i) the full amount of the Redemption Price of Company Redemption in Lieu of Conversion in cash, available in a demand or other immediately available account in a bank or similar financial institution;

                  (ii) credit facilities, with a bank or similar financial institutions that are immediately available and unrestricted for use in redeeming the Preferred Shares, in the full amount of the Redemption Price of Company Redemption in Lieu of Conversion;

                  (iii) a written agreement with a standby underwriter or qualified buyer ready, willing and able to purchase from the Company a sufficient number of shares of stock to provide proceeds necessary to redeem any Preferred Share that has not been converted prior to a Company Redemption in Lieu of Conversion; or

                  (iv) a combination of the items set forth in the preceding clauses (i), (ii) and (iii), aggregating the full amount of the Redemption Price of Company Redemption in Lieu of Conversion.

         (7) Reissuance of Certificates. In the event of a conversion or redemption pursuant to this Certificate of Designations of less than all of the Preferred Shares represented by a particular Preferred Stock Certificate, the Company shall promptly cause to be issued and delivered to the holder of such Preferred Shares a preferred stock certificate representing the remaining Preferred Shares which have not been so converted or redeemed.

         (8) Reservation of Shares. The Company shall, so long as any of the Preferred Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Shares then outstanding (without regard to any limitations on conversions); provided that the number of shares of Common Stock so reserved shall at no time be less than 200% of the number of shares of Common Stock for which the Preferred Shares are at any time convertible. The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Preferred Shares based on the number of Preferred Shares held by each holder at the time of issuance of the

Preferred Shares or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder's Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and which remain allocated to any person or entity which does not hold any Preferred Shares or have the right to acquire any Preferred Shares shall be allocated to the remaining holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such holders.

         (9) Voting Rights. Holders of Preferred Shares shall have no voting rights, except as required by law, including but not limited to the General Corporation Law of the State of Delaware, and as expressly provided in this Certificate of Designations.

         (10) Liquidation, Dissolution, Winding-Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "Preferred Funds"), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to the sum of (i) $10,000 and (ii) an amount equal to the product of (.06) (N/365) ($10,000); provided that, if the Preferred Funds are insufficient to pay the full amount due to the holders of Preferred Shares and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Preferred Shares as to payments of Preferred Funds (the "Pari Passu Shares"), then each holder of Preferred Shares and Pari Passu Shares shall receive a percentage of the Preferred Funds equal to the full amount of Preferred Funds payable to such holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights, as a percentage of the full amount of Preferred Funds payable to all holders of Preferred Shares and Pari Passu Shares. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other Person, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company. No holder of Preferred Shares shall be entitled to receive any amounts with respect thereto upon any liquidation, dissolution or winding up of the Company other than the amounts provided for herein; provided that a holder of Preferred Shares shall be entitled to all amounts previously accrued with respect to amounts owed hereunder.

         (11) Preferred Rank; Participation.

                  (a) All shares of Common Stock shall be of junior in rank to the Preferred Shares, in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares, the Company shall not hereafter authorize or issue additional or other capital stock that is of senior or equal rank to the Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares, the Company shall not hereafter authorize or make any amendment to the Company's Certificate of Incorporation or bylaws, or file any resolution of the board of directors of the Company with the Delaware Secretary of State containing any provisions, which would adversely affect or otherwise impair the rights or relative priority of the holders of the Preferred Shares relative to the holders of the Common Stock or the holders of any other class of capital stock. In the event of the merger or consolidation of the Company with or into another corporation pursuant to which the Preferred Shares remain outstanding or the rights to acquire Preferred Shares under the Securities Purchase Agreement shall not have been terminated, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein and no merger shall result inconsistent therewith.

                  (b) Subject to the rights of the holders, if any, of the Pari Passu Shares, the holders of the Preferred Shares shall, as holders of Preferred Stock, be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such holders of Preferred Shares had converted the Preferred Shares into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

         (12) Restriction on Redemption and Cash Dividends with respect to Other Capital Stock. Until all of the Preferred Shares have been converted or redeemed as provided herein, the Company shall not, directly or indirectly, redeem, or declare or pay any cash dividend or distribution on, its capital stock without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares.

         (13) Limitation on Number of Conversion Shares. Notwithstanding any other provision herein, the Company shall not be obligated to issue any shares of Common Stock upon conversion of the Preferred Shares if the issuance of such shares of Common Stock would exceed 2,046,932 (the "Exchange Cap") without breaching the Company's obligations under the rules or regulations of the Nasdaq National Market, except that such limitation shall not apply in the event that the Company (i) obtains the approval of its stockholders as required by applicable rules and regulations of the Nasdaq National Market for issuances of Common Stock in excess of the Exchange Cap, (ii) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the holders of two-thirds (2/3) of the Preferred Shares then outstanding or (iii) the required number of holders of the Preferred Shares have exercised their rights pursuant to Section 3(g) of this Certificate of Designations to have the Company remove the Common Stock from quotation on the Nasdaq National Market. Until such approval or written opinion is obtained or such action has been taken by the required number of holders, no purchaser of Preferred Shares pursuant to the Securities Purchase Agreement (the "Buyers") shall be issued, upon conversion of Preferred Shares, shares of Common Stock in an amount greater than the product of (x) the Exchange Cap amount multiplied by (y) a fraction, the numerator of which is the number of Preferred Shares issued to such Buyer pursuant to the Securities Purchase Agreement and the denominator of which is the aggregate amount of all the Preferred Shares issued to the Buyers pursuant to the Securities Purchase Agreement (the "Cap Allocation Amount"). In the event that any Buyer shall sell or otherwise transfer any of such Buyer's Preferred

Shares, the transferee shall be allocated a pro rata portion of such Buyer's Cap Allocation Amount. In the event that any holder of Preferred Shares shall convert all of such holder's Preferred Shares into a number of shares of Common Stock which, in the aggregate, is less than such holder's Cap Allocation Amount, then the difference between such holder's Cap Allocation Amount and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Cap Allocation Amounts of the remaining holders of Preferred Shares on a pro rata basis in proportion to the number of Preferred Shares then held by each such holder.

         (14) Vote to Change the Terms of or Issue Preferred Shares. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares shall be required for (a) any change to this Certificate of Designations or the Company's Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Preferred Shares, or (b) any issuance of Preferred Shares other than pursuant to the Securities Purchase Agreement.

         (15) Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by the holder to the Company in a form reasonably acceptable to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Company to convert such Preferred Shares into Common Stock.

         (16) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Preferred Shares and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Preferred Shares shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

         (17) Construction. This Certificate of Designations shall be deemed to be jointly drafted by the Company and the initial holders of the Preferred Shares and shall not be construed against any person as the drafter hereof.

         (18) Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Preferred Shares in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof (except to the extent that such power, right or privilege must, in accordance with the terms of this Certificate of Designations, be exercised within a specified period of time and such period of time has lapsed without such power, right or privilege being exercised), nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

         (19) Notices. Any notice required to be delivered pursuant to the terms of this Certificate of Designations shall be delivered, unless otherwise provided in this Certificate of Designations, in accordance with the terms, and subject to the notice provisions of, the Securities Purchase Agreement.

         IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by Dr. Steven R. Fox, its Chairman and Chief Executive Officer, as of the 16th day of December, 1998.


                                    ENAMELON, INC.


                                    By: /s/Dr. Steven R. Fox
                                        -------------------------------
                                           Dr. Steven R. Fox
                                           Chairman and Chief Executive Officer

                                   EXHIBIT I
                                ENAMELON, INC.
                               CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock (the "Certificate of Designations"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series B Convertible Preferred Stock, par value $0.01 per share (the "Preferred Shares"), of Enamelon, Inc., a Delaware corporation (the "Company"), indicated below into shares of Common Stock, par value $0.001 per share (the "Common Stock"), of the Company, by tendering the stock certificate(s) representing the Preferred Shares specified below as of the date specified below.

         Date of Conversion:
                              -------------------------------------------------

         Number of Preferred Shares
         to be converted: -----------------------------------------------------

         Stock certificate no(s). of
         Preferred Shares to be converted:
                                          -------------------------------------
Please confirm the following information:

         Conversion Price:
                                      -----------------------------------------

         Number of shares of Common
         Stock to be issued:
                                      -----------------------------------------

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

         Issue to:
                                      -----------------------------------------
                                      -----------------------------------------
         Facsimile Number:
                                      -----------------------------------------
         Authorization:
                              -------------------------------------------------
                                      By:
                                         --------------------------------------
                                      Title:
                                            -----------------------------------
         Dated:
                              -------------------------------------------------

Applicable only if the Transfer Agent is a participant in the electronic book entry transfer program:

         Account Number:
         (if electronic book
         entry transfer):
                             --------------------------------------------------

         Transaction Code Number
         (if electronic book
         entry transfer):
                             --------------------------------------------------

          THIS NOTICE MUST BE DELIVERED TO COMPANY AND TRANSFER AGENT